Exhibit 99

                               7100 Holladay Tyler Road, Suite 300 o Glenn Dale,
                          Maryland 20769 o Tel: 301-352-8800 o Fax: 301-352-8818

FOR IMMEDIATE RELEASE

TVI AWARDED $8.9 MILLION INTERNATIONAL CONTRACT

GLENN DALE, MD -- May 7, 2003 -- TVI Corporation (OTCBB: TVIN) The UK, our partner in Operation Iraqi Freedom, has chosen TVI (OTC: TVIN) equipment to protect its citizens. The order with TVI is worth $8.9MM and will be delivered by the middle of 2003.

The prime contractor, Professional Protection Services, was awarded a significant part of an $84 million contract placed by the British Government for the supply of terrorist incident response technology. The British Government will use these systems throughout Great Britain to insure first responders' ability to save lives in the face of terrorist acts. A key element of the plan is the assurance of interoperability - each and every fireman will be intimately familiar with the same equipment, the same protocols, and the same deployment, thereby maximizing speed and minimizing confusion.

The systems purchased from TVI are the new High Throughput System, designed and developed in partnership with the UK Fire Service Inspectorate and Professional Protection Services. These systems are the preeminent systems in global decontamination technology and incorporate the latest functionality in decontamination application and crisis scene management.

A British Government spokesman stated, " The new British decontamination system developed for us by TVI Corporation and Professional Protection Services met our requirements better than any we have evaluated to date."

Mark Whitcher, President of Professional Protection Services stated, "Our new alliance with TVI is already bearing fruit with our winning the largest decontamination system award in the history of the British Government. Our government representatives were very impressed with the TVI system when they first evaluated it back in September, and after viewing numerous internationally available systems, recently selected TVI as best overall. We expect the selection of the TVI system by our government and the exposure the product will get at our training center to create numerous additional domestic and international sales opportunities for our alliance. We are currently demonstrating the system to the other EU countries."

Rick Priddy, TVI CEO, added " We have always taken pride in the fact that our innovative technologies have allowed us to lead the way in the US for WMD decontamination systems. Now it is especially gratifying that our decontamination systems have been recognized by Professional Protection Systems, a world leader in decontamination technology and selected by our closest allies in the worldwide fight against terrorism to protect their citizenry. We look forward to providing our British friends with the best rapid deploy decontamination systems available and hope that they never have to use them."


Certain statements contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "should", "expect", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; expected costs or charges, certain of which may be outside the control of the Company; the time

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and costs involved in the marketing and promotion for our products; the possible
cancellation  of  orders  for  our  products;   general  economic  and  business
conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company's Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. We assume no obligation to update any such forward-looking statements.

About TVI Corporation:
TVI Corporation, located in Glenn Dale, Maryland, is a leading supplier of rapid deployment shelters and signage, chemical/biological decontamination systems for the military, public health, and first response agencies. TVI additionally is a primary source to the military for thermal targets and thermal decoys. Its stock trades on the OTC Bulletin Board under the symbol "TVIN."

The TVI designation is a service mark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners.

For more information concerning TVI, please visit us at: www.tvicorp.com.
                                                         ---------------

TVI Corporation, Glenn Dale
Richard Priddy, 301-352-8800